Timken Posts Record Second-Quarter Earnings; Raises Full-Year Outlook

- Sales up 31% over last year’s second-quarter

- Increased earnings driven by strong demand and execution

- Raising 2011 EPS estimate to a range of $4.30 – $4.50

CANTON, Ohio, July 28, 2011 /PRNewswire-FirstCall/ -- The Timken Company (NYSE: TKR) today reported sales of $1.3 billion in the second quarter of 2011, an increase of 31 percent over the same period a year ago. The increase primarily reflects growing demand in the company’s broad industrial markets, as well as favorable effects from pricing, material surcharges and currency.

The company's second-quarter income from continuing operations increased 49 percent to $121.5 million, or $1.22 per diluted share, net of non-controlling interest, compared with $81.4 million, or $0.84 per diluted share a year ago. Improved demand, mix, surcharges and pricing more than offset higher raw material and logistics costs, as well as increased selling and administrative costs.

"Timken's strategy is working. We're benefitting from an enhanced portfolio, executing well and have positioned the company to capitalize on attractive global markets," said James W. Griffith, Timken president and chief executive officer. "We are on pace to achieve record sales and earnings for the full year."

Among recent developments, the company:

  Completed on July 1 its $200 million acquisition of Philadelphia Gear, a leading provider of aftermarket services for gear-drive systems in a variety of industrial and military marine applications;
  Announced plans to establish a Wind Energy Research and Development Center for advanced bearing systems in large wind turbines;
  Entered into an amended $500 million unsecured senior credit facility that matures in May 2016; and
  Increased the quarterly dividend by 11 percent to 20 cents per share.

Six Months’ Results

Timken posted sales of $2.6 billion in the first half of 2011, up 34 percent from the same period in 2010. Stronger demand across the company's industrial sectors drove the increase, along with favorable pricing, surcharges and currency effects.

The company's earnings from continuing operations increased 113 percent to $234.2 million, or $2.36 per diluted share, net of non-controlling interest. That compares with $109.7 million, or $1.13 per diluted share, earned in the same period last year. The first-half of 2011 earnings benefited from increased demand, higher surcharges and a combination of favorable pricing and mix, which more than offset higher raw material and logistics costs, as well as selling and administrative costs.

Total debt as of June 30, 2011, was $520.9 million, or 19.1 percent of capital. The company had cash of $637.6 million, or $116.7 million in excess of total debt at the end of the second quarter, compared with a net cash position of $363.4 million at the end of 2010.

The company used $162.9 million in cash from operating activities in the first half of 2011, as strong earnings were more than offset by higher working capital requirements to support demand and discretionary pension and VEBA trust contributions. Excluding these discretionary contributions of $192.8 million net of tax, free cash flow (operating cash after capital expenditures and dividends) was a use of $66.8 million. The company continues to maintain a strong balance sheet and ended the quarter with $1.5 billion of available liquidity.

Mobile Industries Segment Results

Mobile Industries’ sales in the second quarter of 2011 rose 16 percent to $465.2 million, compared with last year’s second-quarter sales of $400.4 million. Higher demand in the off-highway, heavy truck and rail sectors drove most of the increase, as well as favorable currency exchange.

The Mobile segment generated EBIT of $66.8 million in the second quarter of 2011, down 3 percent compared with the prior year’s record EBIT of $68.6 million. Offsetting the current period's stronger volume were higher material and logistics costs and a charge of approximately $5 million related to the previously announced closure of a facility in Brazil.

For the first half of 2011, Mobile Industries’ sales rose 18 percent to $908.2 million from the same period a year ago. First-half 2011 EBIT was $134.8 million, or 14.8 percent of sales, compared with $108.2 million, or 14.1 percent of sales, the prior year.

Process Industries Segment Results

Process Industries' second-quarter sales rose 46 percent to $308.3 million, compared with $211.6 million for the same period a year ago. The sales increase was driven by higher demand from industrial distribution, growth in Asia, increased sales of new products and a modest improvement in demand from the capital equipment sector. Pricing, mix and currency also contributed to the improvement.

Process Industries' second-quarter EBIT was $70.3 million, up 148 percent from $28.3 million a year ago. Higher volume, favorable pricing and mix contributed to the increase, more than offsetting higher material costs.

For the first half of 2011, Process Industries sales were $593.3 million, up 42 percent from the same period a year ago. First-half 2011 EBIT was $137 million, or 23.1 percent of sales, up from the prior year's EBIT of $52.4 million, or 12.5 percent of sales.

Aerospace and Defense Segment Results

Aerospace and Defense had second-quarter sales of $83.5 million, up 1 percent from $82.7 million for the same period last year, as increased commercial demand was offset by lower demand for the company’s defense-related products.

Second-quarter EBIT was $3.3 million, down 46 percent from $6.1 million a year ago. The decline reflects a write-down of approximately $3 million in aftermarket inventory.

For the first half of 2011, Aerospace and Defense sales were $162.6 million, down 7 percent from the same period a year ago. The decrease primarily reflects lower demand in the segment’s defense-related business. First-half 2011 EBIT was $5.5 million, or 3.4 percent of sales, compared with EBIT of $18 million, or 10.3 percent of sales, in the first half of 2010. The decline was driven by lower demand, unfavorable manufacturing utilization and the second-quarter inventory write-down.

Steel Segment Results

Sales for the Steel segment, including inter-segment sales, were $505.1 million in the second quarter, an increase of 49 percent from $338.1 million for the same period last year. Stronger demand, particularly in the oil and gas and industrial market sectors, and surcharges contributed to the improvement. Raw-material surcharges increased approximately $50 million from the second quarter last year.

Second-quarter EBIT was $72.1 million, up 68 percent from $43 million for the same period a year ago. The benefits from improved volume, mix, surcharges and pricing were partially offset by higher material costs.

For the first six months of 2011, Steel segment sales were $986.6 million, up 62 percent from the first half of last year. Stronger demand, particularly in the oil and gas and industrial market sectors, and surcharges contributed to the improvement. Raw-material surcharges increased approximately $125 million from the same period a year ago. EBIT for the first half of 2011 was $132.1 million, or 13.4 percent of sales, compared with $62.9 million, or 10.3 percent of sales, for the same period a year ago.

Outlook

Timken now expects a full-year sales increase of 25 to 30 percent in 2011 over 2010. The revised outlook reflects the company's second-quarter performance and stronger-than-expected demand in its Steel and Process Industries segments, as well as the benefit expected from the Philadelphia Gear acquisition for the remainder of the year. For each of its business segments in 2011, Timken expects:

  Mobile Industries sales up 10 to 15 percent, with higher demand in the off-highway, rail and heavy-truck sectors;
  Process Industries sales up 30 to 35 percent, with increased demand from global industrial distribution, higher new-product sales, growth in Asia and the Philadelphia Gear acquisition;
  Aerospace and Defense sales to be up slightly on modest improvement in the commercial aerospace and health and positioning control sectors, partially offset by lower demand for the company’s defense-related products; and
  Steel sales up 40 to 45 percent, driven by demand across all sectors, as well as capacity increases and surcharges.

The company is raising its 2011 full-year earnings estimate to a range of $4.30 to $4.50 per diluted share from its prior estimate of $3.80 to $4.10 per diluted share. The increase reflects the company’s record first-half results and improved outlook. The company expects cash from operating activities to be approximately $275 million, and a free cash flow use of approximately $10 million after capital expenditures of roughly $210 million and dividends of approximately $75 million. Excluding discretionary pension and VEBA trust contributions of $193 million, net of tax, made in the first half of 2011, free cash flow is expected to be approximately $180 million.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss its financial results.

Conference Call:	Thursday, July 28, 2011
11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 15485955

Replay Dial-In through August 5, 2011:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and power transmission products and services that are critical to help hard-working machinery perform efficiently and reliably. With sales of $4.1 billion in 2010 and operations in 29 countries with approximately 20,000 people, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the second quarter of 2011; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to integrate acquired companies to achieve satisfactory operating results, including Philadelphia Gear Corp.; the impact on operations of general economic conditions; higher or lower raw material and energy costs; and fluctuations in customer demand. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2010, quarterly reports on Form 10-Q and current reports on form 8-K. The company undertakes no obligation to update or revise any forward-looking statement.

Media Contact: Lorrie Paul Crum
Manager – Global Media and
Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone: (330) 471-3514
Mobile Phone: (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and
Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except share data)	2011	2010	2011	2010
Net sales	$ 1,329.6	$ 1,011.4	$ 2,583.7	$ 1,925.1
Cost of products sold	979.1	743.1	1,899.9	1,434.1
Gross Profit	350.5	268.3	683.8	491.0
Selling, general & administrative expenses (SG&A)	153.7	140.7	304.0	273.7
Impairment and restructuring	6.2	1.0	7.3	6.5
Operating Income	190.6	126.6	372.5	210.8
Other income (expense), net	1.1	2.7	(1.3)	2.1
Earnings Before Interest and Taxes (EBIT) (1)	191.7	129.3	371.2	212.9
Interest expense, net	(7.9)	(9.1)	(16.2)	(18.1)
Income From Continuing Operations	183.8	120.2	355.0	194.8
Provision for income taxes	61.5	38.2	118.9	84.1
Income From Continuing Operations	122.3	82.0	236.1	110.7
Income from discontinued operations, net of income taxes (2)	-	4.2	-	4.5
Net Income	122.3	86.2	236.1	115.2
Less: Net Income Attributable to Noncontrolling Interest	0.8	0.6	1.9	1.0
Net Income Attributable to The Timken Company	$ 121.5	$ 85.6	$ 234.2	$ 114.2

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share - Continuing Operations	$ 1.24	$ 0.84	$ 2.39	$ 1.13
Basic Earnings Per Share - Discontinued Operations	-	0.04	-	0.05
Earnings Per Share	$ 1.24	$ 0.88	$ 2.39	$ 1.18

Diluted Earnings Per Share - Continuing Operations	$ 1.22	$ 0.84	$ 2.36	$ 1.13
Diluted Earnings Per Share - Discontinued Operations	-	0.04	-	0.04
Earnings Per Share	$ 1.22	$ 0.88	$ 2.36	$ 1.17

Average Shares Outstanding	97,644,773	96,305,087	97,552,528	96,336,974
Average Shares Outstanding - assuming dilution	98,899,992	97,021,172	98,905,856	96,945,649

	BUSINESS SEGMENTS (unaudited)
		Three Months Ended June 30,		Six Months Ended June 30,
	(Dollars in millions, except share data)	2011	2010	2011	2010

	Mobile Industries Segment
	Net sales to external customers	$ 465.1	$ 400.4	$ 908.0	$ 767.9
	Intersegment sales	0.1	-	0.2	-
	Total net sales	$ 465.2	$ 400.4	$ 908.2	$ 767.9
	Earnings before interest and taxes (EBIT) (1)	$ 66.8	$ 68.6	$ 134.8	$ 108.2
	EBIT Margin (1)	14.4%	17.1%	14.8%	14.1%

	Process Industries Segment
	Net sales to external customers	$ 307.5	$ 211.0	$ 591.6	$ 416.9
	Intersegment sales	0.8	0.6	1.7	1.3
	Total net sales	$ 308.3	$ 211.6	$ 593.3	$ 418.2
	Earnings before interest and taxes (EBIT) (1)	$ 70.3	$ 28.3	$ 137.0	$ 52.4
	EBIT Margin (1)	22.8%	13.4%	23.1%	12.5%

	Aerospace and Defense Segment
	Net sales to external customers	$ 83.5	$ 82.7	$ 162.6	$ 174.8
	Earnings before interest and taxes (EBIT) (1)	$ 3.3	$ 6.1	$ 5.5	$ 18.0
	EBIT Margin (1)	4.0%	7.4%	3.4%	10.3%

	Steel Segment
	Net sales to external customers	$ 473.5	$ 317.3	$ 921.5	$ 565.5
	Intersegment sales	31.6	20.8	65.1	42.9
	Total net sales	$ 505.1	$ 338.1	$ 986.6	$ 608.4
	Earnings before interest and taxes (EBIT) (1)	$ 72.1	$ 43.0	$ 132.1	$ 62.9
	EBIT Margin (1)	14.3%	12.7%	13.4%	10.3%

	Unallocated corporate expense	$ (20.4)	$ (17.8)	$ (38.4)	$ (32.2)
	Intersegment eliminations income (expense) (3)	$ (0.4)	$ 1.1	$ 0.2	$ 3.6

	Consolidated
	Net sales to external customers	$ 1,329.6	$ 1,011.4	$ 2,583.7	$ 1,925.1
	Earnings before interest and taxes (EBIT) (1)	$ 191.7	$ 129.3	$ 371.2	$ 212.9
	EBIT Margin (1)	14.4%	12.8%	14.4%	11.1%

(1)

EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are useful to investors.

(2)	Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(3)	Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of GAAP income from continuing operations before income taxes

This reconciliation is provided as additional relevant information about the company's performance.  Management believes consolidated earnings before interest and taxes (EBIT) are representative of the company's performance and therefore useful to investors.  Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to consolidated EBIT and EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
(Dollars in millions) (Unaudited)
Income from continuing operations before income taxes	$ 183.8	$ 120.2	$ 355.0	$ 194.8

Pre-tax reconciling items:
Interest expense	9.3	10.0	19.1	19.6
Interest income	(1.4)	(0.9)	(2.9)	(1.5)
Consolidated earnings before interest and taxes (EBIT)	$ 191.7	$ 129.3	$ 371.2	$ 212.9

Depreciation and Amortization	46.4	47.5	93.8	95.2
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$ 238.1	$ 176.8	$ 465.0	$ 308.1

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in millions) (Unaudited)	June 30, 2011	December 31, 2010
Short-term debt	$ 30.3	$ 32.0
Long-term debt	490.6	481.7
Total Debt	520.9	513.7
Less: Cash, cash equivalents and restricted cash	(637.6)	(877.1)
Net (Cash) Debt	$ (116.7)	$ (363.4)

Shareholders' equity	$ 2,206.3	$ 1,941.8

Ratio of Total Debt to Capital	19.1%	20.9%
Ratio of Net (Cash) Debt to Capital (Leverage)	(5.6%)	(23.0%)

This reconciliation is provided as additional relevant information about The Timken Company's financial position.  Capital is defined as total debt plus total shareholders' equity.  Restricted cash is $4.8 million at June 30, 2011.

Management believes Net (Cash) Debt is an important measure of Timken's financial position, due to the amount of cash and cash equivalents.

	Three Months Ended June 30,		Six Months Ended June 30,
Free cash flow:	2011	2010	2011	2010
(Dollars in millions) (Unaudited)
Net cash provided by operating activities	$ 34.7	$ 177.9	$ (162.9)	$ 164.0
Less: capital expenditures	(39.5)	(25.0)	(59.6)	(39.0)
Less: cash dividends paid to shareholders	(19.5)	(12.6)	(37.1)	(21.3)
Free cash flow	$ (24.3)	$ 140.3	$ (259.6)	$ 103.7
Plus: discretionary pension and postretirement benefit contributions, net of the tax benefit (4)	94.8	-	192.8	63.2
Free cash flow less discretionary contributions	$ 70.5	$ 140.3	$ (66.8)	$ 166.9

Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(4)

The discretionary pension and postretirement benefit contributions for the second quarter of 2011 were $150.0 million, net of a tax benefit of $55.2 million.  The discretionary pension and postretirement benefit contributions for the first six months of 2011 were $301.4 million, net of a tax benefit of $108.6 million.  The discretionary pension and postretirement benefit contributions for the first six months of 2010 were $100.0 million, net of a tax benefit of $36.8 million.  There were no discretionary pension and postretirement benefit contributions in the second quarter of 2010.

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	June 30, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$ 632.8	$ 877.1
Accounts receivable	718.8	516.6
Inventories, net	928.9	828.5
Other current assets	190.3	177.0
Total Current Assets	2,470.8	2,399.2
Property, Plant and Equipment - Net	1,243.1	1,267.7
Goodwill	226.5	224.4
Other assets	234.7	289.1
Total Assets	$ 4,175.1	$ 4,180.4

LIABILITIES
Accounts payable	$ 314.6	$ 263.5
Short-term debt	30.3	32.0
Income taxes	24.4	14.7
Accrued expenses	386.6	409.7
Total Current Liabilities	755.9	719.9

Long-term debt	490.6	481.7
Accrued pension cost	154.0	394.5
Accrued postretirement benefits cost	448.7	531.2
Other non-current liabilities	119.6	111.3
Total Liabilities	1,968.8	2,238.6

EQUITY
The Timken Company shareholders' equity	2,188.7	1,925.0
Noncontrolling Interest	17.6	16.8
Total Equity	2,206.3	1,941.8
Total Liabilities and Equity	$ 4,175.1	$ 4,180.4

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$ 121.5	$ 85.6	$ 234.2	$ 114.2
Income from discontinued operations	-	(4.2)	-	(4.5)
Net income attributable to noncontrolling interest	0.8	0.6	1.9	1.0
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Depreciation and amortization	46.4	47.5	93.8	95.2
Impairment charges	1.4	-	3.2	-
Pension and other postretirement expense	14.9	20.7	37.2	45.9
Pension and other postretirement benefit contributions and payments	(165.8)	(14.9)	(331.8)	(133.6)
Changes in operating assets and liabilities:
Accounts receivable	(42.1)	(21.7)	(191.7)	(103.8)
Inventories	(6.2)	(23.2)	(86.6)	(45.7)
Accounts payable	(7.9)	1.0	46.9	67.5
Accrued expenses	42.2	23.2	(38.8)	15.4
Income taxes	20.7	39.0	62.0	83.2
Other - net	8.8	20.1	6.8	24.7
Net Cash Provided (Used) by Operating Activities - Continuing Operations	34.7	173.7	(162.9)	159.5
Net Cash Provided by Operating Activities - Discontinued Operations	-	4.2	-	4.5
Net Cash Provided (Used) By Operating Activities	34.7	177.9	(162.9)	164.0

INVESTING ACTIVITIES
Capital expenditures	(39.5)	(25.0)	(59.6)	(39.0)
Investments - net	-	-	(13.3)	-
Divestitures	4.8	-	4.8	-
Other	5.9	2.7	7.1	1.6
Net Cash Used by Investing Activities	(28.8)	(22.3)	(61.0)	(37.4)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(19.5)	(12.6)	(37.1)	(21.3)
Purchase of treasury shares, net	-	(15.2)	(25.3)	(29.2)
Net proceeds from common share activity	8.0	11.1	23.2	19.4
Net proceeds from credit facilities	(2.1)	(22.5)	6.2	(18.8)
Other	(4.4)	-	(8.9)	-
Net Cash Used by Financing Activities	(18.0)	(39.2)	(41.9)	(49.9)
Effect of exchange rate changes on cash	7.3	(29.5)	21.5	(36.0)
(Decrease) Increase In Cash and Cash Equivalents	(4.8)	86.9	(244.3)	40.7
Cash and cash equivalents at beginning of period	637.6	709.3	877.1	755.5
Cash and Cash Equivalents at End of Period	$ 632.8	$ 796.2	$ 632.8	$ 796.2